Contract # 3.2229

                      SERVICE AGREEMENT UNDER RATE SCHEDULE LNG

         THIS AGREEMENT entered into this 25 day of October, 1999 by and between TRANSCONTINENTAL GAS PIPE LINE CORPORATION, a Delaware corporation, hereinafter referred to as Seller, first party, and NUI CORPORATION, a New Jersey corporation, hereinafter referred to as Buyer, second party

                                     WITNESSETH:

         WHEREAS, Buyer and Seller are parties to a service agreement under Seller's Rate Schedule LG-A dated January 12, 1971 pursuant to which Seller provides liquefied natural gas storage service for Buyer up to a total volume of 94,770 Mcf of natural gas which is Buyer's Liquefaction Capacity Volume; and

         WHEREAS, Buyer submitted to Seller on April 17, 1998, a binding nomination for additional service under Rate Schedule LG-A in response to Seller's open season announcement of the availability of Rate Schedule LG-A service as of November 1, 1998; and

         WHEREAS, such firm storage service under Rate Schedule LG-A became available on November 1, 1998, as a result of the termination effective October 31, 1998 of a certain Rate Schedule LG-A service agreement between Seller and PG Energy Inc.; and

         WHEREAS, Buyer and Seller were allowed to enter into an agreement for service under Rate Schedule LG-A for one year only, after which time remaining service must be under Part 284 of the Commission's regulations; and

         WHEREAS, Seller has made available to Buyer storage capacity from its liquefaction plant upstream of Carlstadt, New Jersey under
         Part 284 of the Commission's regulations; and Buyer desires to purchase and Seller desires to sell natural gas storage service under Seller's Rate Schedule LNG as set forth herein;

         NOW, THEREFORE, Seller and Buyer agree as follows:


                                      ARTICLE I
                               SERVICE TO BE RENDERED

         Subject to the terms and provisions of this agreement, and of Seller's Rate Schedule LNG, Seller agrees to liquefy natural gas, store such gas in liquefied form, withdraw from storage, gasify and deliver to Buyer, quantities of natural gas as follows:

         To withdraw from liquid storage and gasify the gas stored in liquefied form by Seller for Buyer's account up to a maximum quantity in any day of 15,000 dt which quantity shall be Buyer's Liquefaction Demand.

         To liquefy and store in liquefied form for Buyer's account during the Injection Period of any year up to a total quantity of 56,864 dt, which quantity shall be Buyer's Liquefaction Capacity Quantity.

                                     ARTICLE II
                            POINT(S) OF RECEIPT/DELIVERY

         The Point or Points of Receipt/Delivery for all natural gas delivered by Seller to so Buyer under this agreement shall be at or near

         1. ERIE STREET METER STATION, located at milepost 1811.25 on Seller's main transmission line, near the junction of Caspian Street and Third Avenue, in the City of Elizabeth, Union County, New Jersey.

         2. CLOVERLEAF METER STATION, located at milepost 1802.79 on Seller's main transmission line, on the southwesterly side of St. George Avenue between Roanoke Avenue and Port Reading Railroad, in Woodbridge Township, Middlesex County, New Jersey.

         3. GRANDVEEW METER STATION, located at milepost 1799.62 on Seller's main transmission line, near the junction of U.S. Highway No. 1 and Grandview Avenue, in Edison Township, Middlesex County, New Jersey.

         4. NORTH AVENUE METER STATION, located adjacent to Seller's main transmission line at the intersection of North Avenue with Central Railroad of New Jersey in the city of Elizabeth, Union County, New Jersey.

         5. FORD MOTOR CONMANY METER STATION, located adjacent to
         Seller's main transmission line in Nixon, New Jersey, near U. S. Highway No. 1 where the facilities of Buyer connect with those of Seller.

         6. NEW VIILLAGE METER STATION, located at milepost 22.10 on Seller's Leidy Line, near New Village, Warren County, New Jersey.

         7. PENNINGTON METER STATION, located at milepost 1770.11 on Seller's main transmission line.

         8. CLINTON METER STATION, located at milepost 12.51 on Seller's Leidy Line, southwest of the City of Clinton, Hunterdon County, New Jersey.

         9. SEWAREN GENERATING STATION, Cliff Road and Smith Creek, Sewaren Section of Woodbridge Township, New Jersey.

         10. SPRUCE RUN METER STATION, located near milepost 15.91 on Seller's Leidy Line in Hunterdon, New Jersey.

                                      ARTICLE III
                                   DELIVERY PRESSURE

         Seller shall deliver natural gas to Buyer at the Point(s) of Delivery at a pressure(s) of Not less than fifty (50) pounds per square inch gauge or at such other pressures as may be agreed upon in the day-to-day operations of Buyer and Seller.

                                     ARTICLE IV
                                  TERM OF AGREEMENT

         This agreement shall be effective as of November 1, 1999 and shall remain in force and effect for a period terminating October 31, 2002, and year to year thereafter, subject to termination by either party upon at least one hundred eighty (180) days prior written notice to the other party.

                                      ARTICLE V
                               RATE SCHEDULE AND PRICE

         Buyer shall pay Seller for natural gas service rendered hereunder in accordance with Seller's Rate Schedule LNG and the applicable provisions of the General Terms and Conditions of Seller's FERC Gas Tariff as filed with the Federal Energy Regulatory Commission, and as the same may be amended or superseded from time to time at the initiative of either party. Such rate schedule and General Terms and Conditions are by this reference made a part hereof In the event Buyer and Seller mutually agree to a negotiated rate and specified term for service hereunder, provisions governing such negotiated rate (including surcharges) and term shall be set forth on Exhibit A to the service agreement.

                                     ARTICLE VI
                                    MISCELLANEOUS

         1. The subject headings of the Articles of this agreement are inserted for the purpose of convenient reference and are not intended to be a part of this agreement nor to be considered in the interpretation of the same.

         2. This agreement supersedes and cancels as of the effective date hereof the following contracts between the parties hereto:
         Contract # 2.6998

         3. No waiver by either party of any one or more defaults by the other in the performance of any provisions of this agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

         4. This agreement shall be interpreted, performed and enforced in accordance with the laws of the State of Texas.

         5. This agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns.

         In witness whereof, the parties hereto have caused this agreement to be signed by their respective officers or representatives thereunto duly authorized.

         TRANSCONTINENTAL GAS PIPELINE CORPORATION (Seller)

         By: /s/ Frank J. Ferazzi, Vice President, Customer Service and
         Rates

         NUI CORPORATION D/B/A Elizabethtown Gas Company (Buyer)

         By: /s/ Thomas E. Smith, Director, Energy Planning